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EX-10.13

     Letter Agreement dated February 27, 2000 between the Registrant and Barry
S. Cain

                                                                   Exhibit 10.13


February 27, 2000


Mr. Barry S. Cain
755 Smoke Tree Road
Deerfield, IL 60015

Dear Barry:


This letter will confirm our recent conversation regarding the terms of your resignation from Navigant Consulting.

 .    We agreed that your last day of work was February 18, 2000, that you have resigned effective August 18, 2000 (the interim period being the "Notice Period") and that during such Notice Period your sole responsibility will be to endeavor to secure employment outside the Company.

 .    During the Notice Period, the Company has agreed to continue to pay you your regular salary, payable per our normal executive payroll cycle; provided, however, that the last three months' take-home salary (i.e., net of withholding for taxes, benefits etc.) will not be paid directly to you but instead will be applied as a credit to reduce the interest on your loans from the Company. No severance pay shall be due you at the end of the Notice Period.

 .    During the Notice Period, all regular executive employee benefits in which you are eligible to participate (e.g., life, disability, medical and dental insurance; 401(k)) will continue, but there shall be no further vacation accrual. Eligibility for COBRA benefits will commence at the end of the Notice Period.

The above terms are contingent upon your agreement to full and complete cooperation with the Company's outside counsel in relation to outstanding litigation matters. To avoid any possible misunderstanding, "full and complete cooperation" means that no later than March 3, 2000, you will submit yourself to an interview by the Company's outside counsel, you will be candid and forthcoming, you provide to them all requested documents in your possession, and you will thereafter make yourself available during the Notice Period to the Company or its representatives, upon reasonable notice, and
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cooperatively provide requested information or documents. Regardless of whether such interviews take place before or after your last day of work, the Company will treat the contents of the interview as a privileged Company communication between an employee and counsel representing the Company for purposes of defending the pending class actions. You shall be entitled at all times to advice and counsel from your own attorney.

We have also agreed on the following

 .    As soon as reasonably possible, the Company shall -

     -  pay you for your 7 weeks' of accrued unpaid vacation pay, and

     -  provide you with a mutually agreeable letter of recommendation.

 .    During the Notice Period, office voice mail will continue to be available at the same extension to the extent possible, together with telephone answering as necessary.

 .    You may retain your computer, but you must allow us to create a backup copy of all business-related files on your computer as soon as mutually convenient.

As an interim matter, I asked Phil Steptoe to assume your various responsibilities following February 18, 2000. Please cooperate with him to the extent he reasonably requires your knowledge of past matters.

If you agree that this letter accurately reflects the agreement between you and the Company, please countersign this letter and return it to me.

Best regards,


M.H. Saranow
Chairman

                                                       Agreed and Accepted:

                                                       --------------------
                                                       Barry S. Cain

                                                       Dated:

                                                       --------------------